EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President -Finance
Dover, Delaware, February 20, 2009	302-857-3292

Dover Motorsports, Inc. Receives Notice from NYSE

Dover Motorsports, Inc. (NYSE-Symbol: DVD) announced that it has been notified by the New York Stock Exchange (the “NYSE”) that it must regain compliance with the NYSE’s continued listing standards for total market capitalization and shareholders’ equity. The Company is currently considered below criteria for the continued listing standards because, as of February 13, 2009, its 30 trading-day average market capitalization was $61.9 million, which was less than the $75 million required, and its most recently reported stockholders’ equity was $67.4 million, also less than the $75 million required.

Under NYSE rules, the Company has until April 3, 2009 to submit a plan to the NYSE to demonstrate its ability to achieve compliance with the continued listing standards within 18 months. The Company intends to submit such a plan. During this time the Company’s common stock will continue to be listed on the NYSE, subject to the Company’s compliance with other NYSE continued listing requirements.

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Dover Motorsports, Inc. (NYSE: DVD) is a leading promoter of motorsports events in the United States. DVD subsidiaries operate four tracks in three states, and present more than 400 motorsports events each year. This includes 14 major, national events which include races sanctioned by NASCAR and NHRA. Dover Motorsports, Inc. owns and operates Dover International Speedway in Dover, Del., Gateway International Raceway near St. Louis, Mo., Memphis Motorsports Park in Memphis, Tenn., and Nashville Superspeedway near Nashville, Tenn. For further information log on to www.DoverMotorsports.com. This release may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the SEC filings of DVD for a discussion of such factors.